EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FIRST QUARTER

GREENVILLE, S.C. (July 29, 2009) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its first fiscal quarter ended June 30, 2009.

Net income for the first quarter rose 29.0% to $14.6 million compared with $11.3 million for the same quarter of the prior year.  Net income per diluted share increased 32.4% to $0.90 in the first quarter of fiscal 2010 compared with $0.68 in the prior year quarter.  The results for the fiscal 2010 first quarter included an after-tax gain of $1.5 million, or $0.09 per diluted share, arising from the Company’s repurchase of an additional $10 million face value of its 3% convertible subordinated debt.

Total revenues increased to $100.2 million in the first quarter of fiscal 2010, a 13.4% increase over the $88.4 million reported in the first quarter last year, which is consistent with the 13.4% increase in average net loans.  Gross loans outstanding increased 14.8% to $726.1 million at June 30, 2009, up from $632.7 million at June 30, 2008.

“World Acceptance’s record first quarter benefited from increased loan demand, continued focus on expense control, continued close management of credit risks during the weakened economy, and a non-recurring gain from the extinguishment of debt,” stated Sandy McLean, CEO. “Loan volume increased 20.1% compared with the first quarter of last year as more traditional financing sources became more difficult to obtain for some borrowers.”

“We also have managed our credit risks during this recession by closely monitoring our loan portfolio,” continued Mr. McLean, “which resulted in net charge-offs decreasing to 13.8% of average net loans on an annualized basis during the quarter from 14.5% in the first quarter of last year.

“Our provision for loan losses rose 14.4% to $20.4 million in the first quarter of fiscal 2010.  As expected, we are not experiencing the same year over year increases that we did in the prior year,” noted Mr. McLean.  “We remain focused on monitoring our loan portfolio in light of the difficult economy and we believe that our allowance for loan losses is adequate based on the current outlook.”

World Acceptance used its strong financial position to repurchase an additional $10 million face value of its 3% convertible bonds during the quarter.  The repurchase and cancellation of the bonds resulted in a pre-tax gain of $2.4 million.  There remained $85 million face value of the 3% convertible bonds outstanding as of June 30, 2009.

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WRLD Reports Record First Quarter

July 29, 2009

Total general and administrative expenses improved to 53.2% of total revenues compared with 55.2% during the first quarter of the prior fiscal year.  The Company also expanded its office network by opening an additional 5 new offices during the first quarter.

Key return ratios for the first quarter included a 10.8% return on average assets and a 19.2% return on average equity.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 949 offices in 11 states and Mexico.  It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-856-1962, passcode 7629944.  A simulcast of the conference call is also available on the Internet at http://tinyurl.com/nsoqc8 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Record First Quarter

July 29, 2009

World Acceptance Corporation

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2009	2008

Interest & fees	$85,068	$76,349
Insurance & other	15,162	12,072
Total revenues	100,230	88,421
Expenses:
Provision for loan losses	20,428	17,857
General and administrative expenses
Personnel	36,291	33,316
Occupancy & equipment	6,704	6,054
Data processing	534	589
Advertising	2,372	2,710
Intangible amortization	565	600
Other	6,867	5,521
	53,333	48,790
Interest expense	3,110	3,609
Total expenses	76,871	70,256
Income before taxes	23,359	18,165
Income taxes	8,724	6,822
Net income	$14,635	$11,343
Diluted earnings per share	$0.90	$0.68
Weighted average shares outstanding (diluted)	16,351	16,573

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2009	2009	2008
ASSETS
Cash	$7,140	$6,260	$8,099
Gross loans receivable	726,057	671,176	632,715
Less: Unearned interest & fees	(191,761)	(172,743)	(165,209)
Allowance for loan losses	(40,787)	(38,021)	(35,288)
Loans receivable, net	493,509	460,412	432,218
Property and equipment, net	23,319	23,060	20,100
Deferred tax benefit	12,700	12,251	11,849
Goodwill	5,581	5,581	5,379
Intangibles	8,514	8,988	10,275
Other assets	9,560	9,542	9,986
	$560,323	$526,094	$497,906

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	213,563	197,041	210,450
Income tax payable	12,592	11,413	11,774
Accounts payable and accrued expenses	20,464	21,305	15,960
Total liabilities	246,619	229,759	238,184
Shareholders' equity	313,704	296,335	259,722
	$560,323	$526,094	$497,906

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WRLD Reports Record First Quarter

July 29, 2009

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended
	June 30,
	2009	2008

Expenses as a percent of total revenues:
Provision for loan losses	20.4%	20.2%
General and administrative expenses	53.2%	55.2%
Interest expense	3.1%	4.1%

Average gross loans receivable	$697,258	$614,196

Average loans receivable	$515,177	$454,447

Loan volume	$553,349	$460,650

Net charge-offs as percent of average loans	13.8%	14.5%

Return on average assets	10.8%	9.3%

Return on average equity	19.2%	18.0%

Offices opened (closed) during the period, net	5	34

Offices open at end of period	949	872

END